Paradise Music & Entertainment, Inc.

                             SUBSCRIPTION AGREEMENT

Name of Subscriber: ______________________________

Dated: December ____, 1998

      1. Subscription. The undersigned hereby subscribes for ______ shares of Common Stock, $0.01 par value, of Paradise Music & Entertainment, Inc. (the "Company") at a price of $1.00 per share for a total investment of $___________. In satisfaction therefore, we have wired such amount to [an escrow account maintained by The Cassandra Group, Inc.] which account will be disbursed upon the effective registration of the shares of Common Stock being subscribed for hereunder.

      2. Risk Factors. The undersigned understands and acknowledges that the purchase of the Common Stock is a highly speculative investment that involves a high degree of risk of loss by it of its entire investment in the Company due to a number of significant risk factors including, but not limited to, the fact that the Company is in the developmental stage and has a limited operating history.

      3. Representations, Warranties and Covenants of the Company. The Company represents, warrants and covenants to the undersigned as follows:

      (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.

      (b) The Company has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

      (c) The Common Stock has been duly authorized and, when issued and delivered against payment therefor as provided in this Agreement, will be validly issued, fully paid and nonassessable. No holder of any of the Common Stock will be subject to personal liability solely be reason of being such a holder.

      (d) The Company agrees to promptly file a registration statement on Form S-3 with the Securities Exchange Commission ("Commission") to register the shares of Common Stock represented by this subscription promptly after subscriptions in the amount of $1,500,000 in the aggregate have been subscribed for by investors, such as yourself. In the event that investors have not subscribed for $1,500,000 in Common Stock in the aggregate by December 15, 1998, the Company reserves the right to cancel your subscription and instruct the escrow agent to return any monies that you have deposited therewith in furtherance of your subscription. In the event that the shares of Common Stock evidenced by this subscription have not been effectively registered (i.e., so as to become freely trading and unrestricted) by the 90th day after the S-3 registration statement has been filed with the Commission, the Company agrees that you can cancel this subscription agreement, the escrow agent will promptly return the proceeds of your subscription, with interest, if any, and that you will have no further obligation to the Company.

      4. Representations and Warranties of the Undersigned. The undersigned represents and warrants to the Company as follows:

      (a) The undersigned is an accredited investor as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act) and has been supplied with or has sufficient access to all information, including financial statements and other financial information of the Company including, its most recent 10-KSB for the fiscal year ended June 30, 1998 and 10-QSB for the quarter ended September 30, 1998, and has been afforded with an opportunity to ask questions of and receive answers from any officer of the Company concerning information which a reasonable investor would attach significance in making investment decisions.

      (b) The undersigned agrees that, prior to the effectiveness of an S-3 registration statement registering the shares of Common Stock being purchased hereunder, a legend may be placed on any certificate or other document evidencing the Common Stock stating that they have not been registered under the Securities Act (and a stop transfer order may be placed with respect thereto) and that the Common Stock are subject to other transfer restrictions as set forth in the By Laws of the Company.

      IN WITNESS WHEREOF, the undersigned has executed this Agreement as the date first stated above.

SUBSCRIBER:

[NAME OF ENTITY MAKING INVESTMENT, IF RELEVENT]


------------------------------
Name:
Title:

This Subscription is accepted by Paradise Music & Entertainment, Inc. as of this ___ day of December, 1998.

               PARADISE MUSIC & ENTERTAINMENT, INC.

               By
                 ---------------------------------
                 Name:
                 Title:


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